Exhibit 99.1

Press Release

Hallador Energy Secures $140 Million Credit Facility Through 2026, Increasing Liquidity to $56.9 Million

Terre Haute, IN, August 2, 2023  -- Hallador Energy Company (Nasdaq: HNRG) entered into a new $140 million credit agreement today, with PNC Bank as the administrative agent, extending the term of the agreement through 2026.

The primary purpose of the amendment was to convert $65 million of the outstanding funded debt into a new term loan with a maturity of March 31, 2026, and enter into a revolver of $75 million with a maturity of July 31, 2026. The amendment increased the maximum annual capital expenditure limit to $100 million.

"We appreciate PNC and the other banks in the syndication for putting their trust in Hallador as we enter this new phase of our Company on the heels of the Merom Power Plant acquisition in October 2022.  We are excited about the increased liquidity this amendment provides the Company and the flexibility it allows us to make future power sales and lock in future profits," as stated by Brent Bilsland, President and Chief Executive Officer.

The Company will share more details of the amendment in its Report on Form 10-Q to be filed on August 7, 2023, and during its investor earnings call on August 8, 2023.

To learn more about Hallador, visit our website at www.halladorenergy.com.

Contact:  Investor Relations

Phone:  (303) 839-5504

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